Update 7/1/2015

ALAMBIC INVESTMENT MANAGEMENT, L.P.

CODE OF ETHICS

July 2015

ALAMBIC INVESTMENT MANAGEMENT, L.P.

CODE OF ETHICS

Table of Contents

Statement of General Policy	1
Definitions	2
Standards of Business Conduct	3
Prohibition against Insider Trading	4
Introduction	4
General Policy	4
What is Material Information?	4
What is Nonpublic Information?	5
Identifying Inside Information	5
Contacts with Public Companies	6
Tender Offers	6
Restricted/Watch Lists	6
Personal Securities Transactions	7
General Policy	7
Disclosure of Brokerage Accounts	7
Exception to Reporting Requirements	7
Pre-Clearance Required for Certain Trades	8
Pre-Clearance Required for Participation in IPOs	8
Pre-Clearance Required for Private or Limited Offerings	8
Blackout Periods	8
Interested Transactions	9
Short-Term Trading Profits	9
Front-Running	9
Political Donations and Pay-to-Play Rules	9
General Policy	9
Pay-to-Play Rules	9

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Record Keeping Requirements	11
California and Other State Pay-to-Play Rules	11
Internal Pension Plan Pay-to-Play Rules	12
Gifts and Entertainment	12
General Policy	12
Reporting Requirements	13
Political Donations	13
Protecting the Confidentiality of Client Information	14
Confidential Client Information	14
Non-Disclosure of Confidential Client Information	14
Employee Responsibilities	14
Security of Confidential Personal Information	15
Privacy Policy	15
Enforcement and Review of Confidentiality and Privacy Policies	16
Outside Business Interests	16
Compliance Procedures	17
Employee/Supervised Person Reportable Transactions	17
Quarterly Transaction Reports for Trades/Accounts Not on Compliance11 System	17
Exempt Transactions	18
Monitoring and Review of Personal Securities Transactions	18
Certification	18
Initial Certification	18
Acknowledgement of Amendments	18
Annual Certification	19
Further Information	19
Records	19
Reporting Violations and Sanctions	21
Reports to Fund Clients	21

ii

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Alambic Investment Management, L.P. ("Alambic,"
"Firm," or “we”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1 of the Investment Company Act of 1940.

This Code establishes rules of conduct for all Alambic employees and is designed to, among other things, govern personal securities trading activities in the accounts of employees, immediate family/household accounts and accounts in which an employee has a beneficial interest.  The Code is based upon the principle that Alambic and its employees owe a fiduciary duty to the Firm's Clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of Clients, (ii) taking inappropriate advantage of their position with the Firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards maintained by the Firm continue to be applied.  The purpose of the Code is to preclude activities that may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. Alambic's excellent name and reputation is a direct reflection of each employee's conduct.

Pursuant to Section 206 of the Advisers Act, both Alambic and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct.  Compliance with this section involves more than acting with honesty and good faith alone.  It means that the Alambic has an affirmative duty of utmost good faith to act solely in the best interest of its Clients.

Alambic and its employees are subject to the following specific fiduciary obligations when dealing with Clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;
•	The duty to obtain best execution for a Client’s transactions where the Firm is in a position to direct brokerage transactions for the Client;
•	The duty to ensure that investment advice is suitable to meeting the Client’s individual objectives, needs and circumstances; and
•	A duty to be loyal to Clients.

In meeting its fiduciary responsibilities to its Clients, Alambic expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Alambic.  Strict compliance with the provisions of this Code shall be considered a basic condition of employment with Alambic.   Alambic's reputation for fair and honest dealing with its Clients could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our Clients.  Employees are urged to seek the advice of Mary Houle Phillips, the Chief Compliance Officer ("CCO"), for any questions about the Code or the application of the Code to their individual circumstances.  Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Alambic.

The provisions of the Code are not all-inclusive.  Rather, they are intended as a guide for Alambic employees in their conduct.  In situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the CCO.  The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our Clients will not be adversely affected or compromised.  All questions arising in connection with personal securities trading should be resolved in favor of the Client even at the expense of the interests of employees.

The CCO will periodically report to senior management/the General Partner of the Company to document compliance with this Code.

Definitions

For the purposes of this Code, the following definitions shall apply:

•	“Access person” means any supervised person who: has access to nonpublic information regarding the purchase or sale of securities by or on behalf of any Alambic Clients, or non-public information regarding the portfolio holdings of any fund Alambic or its affiliates manage (a "Fund"); or is involved in making securities recommendations to Clients or for a Fund that are nonpublic. All full and part-time employees are currently presumed to be "access persons."

•	“Account” means accounts of any employee, including accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

•	“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

•	“Client” includes The Colombard Fund, L.P., The Colombard Offshore Fund Limited, and The Colombard Master Fund, L.P. (the “Funds”), and the other accounts and funds Alambic manages.

•	“Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) direct obligations of the United States Government; (ii) bankers acceptances, bank certificates of deposit, commercial paper and high quality short term debt instruments, including repurchase agreements, (iii) shares issued by money market funds, and (iv) shares issued by open-end mutual funds, other than exchange traded funds (“ETFs”) and mutual funds for which Alambic acts as investment adviser (including as sub-adviser) or principal underwriter.

•	“Supervised person” means partners and officers of Alambic (or other persons occupying a similar status or performing similar functions); full and part-time Alambic employees; and any independent contractors or consultants hired by Alambic who have access to confidential Alambic information concerning trading or other proprietary information.

Standards of Business Conduct

Alambic places the highest priority on maintaining its reputation for integrity and professionalism.  That reputation is a vital business asset.  The confidence and trust placed in our Firm and its employees by our Clients is something we value and endeavor to protect.  The following Standards of Business Conduct set forth policies and procedures to achieve these goals.  This Code is intended to comply with the federal Advisers Act, as well as any applicable provisions of the rules and regulations under the laws of California.  As Alambic is registered with the Securities and Exchange Commission (“SEC”) as an investment adviser, this Code requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the SEC.

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code.  The Code also contains policies and procedures with respect to personal securities transactions of all of the Firm's "supervised persons," as defined herein.  These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest, or in accounts over which the supervised person exercises control, as well as transactions by members of the supervised person’s immediate family living in the same household.

Section 206 of the Advisers Act makes it unlawful for the Firm, or its agents or employees, to employ any device, scheme or artifice to defraud any Client or prospective Client, or to engage in fraudulent, deceptive or manipulative practices.  This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Supervised persons may not in their communications with any Client or potential client, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by that Client or potential client:

1)	Employ any device, scheme or artifice to defraud the Client;
2)	Make any untrue statement of a material fact, or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they are made, not misleading;
3)	Engage in any act, practice or course of business that would operate as a fraud or deceit upon the Client; and/or
4)	Engage in any manipulative practice with respect to the Client.

Prohibition against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others, may expose supervised persons and Alambic to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment.  The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry.  Finally, supervised persons and Alambic may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Alambic and their immediate family members.

The law of insider trading is unsettled and continuously developing.  An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance.  Often, a single question can avoid disciplinary action or complex legal problems.  You must notify Alambic immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.  In the first instance, the CCO should be immediately notified.  The CEO, Albert Richards, and/or the President, Brian Thompson, should also be notified of any suspected violation that has occurred or is about to occur.

General Policy

No supervised person may trade securities, either personally or on behalf of others (such as investment funds and private accounts managed by Alambic), while in the possession of material, nonpublic information concerning those securities; nor may any Alambic personnel communicate material, nonpublic information to others in violation of the law.  You also may not share any material, nonpublic information with anyone outside Alambic without specific permission to do so for a legitimate business purpose.  Under no circumstances should any supervised person give anyone, inside or outside Alambic, a trading “tip” based on material, non-public information.

What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions.  Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities.  No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry.  For this reason, you should direct any questions about whether information is material to the CCO.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments.  At Alambic you would rarely, if ever, obtain information of this nature in connection with your employment.

Material information also may relate to the market for a company’s securities.  Information about an impending significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material.  For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column. Remember that the trades Alambic plans to place (and its holdings and past trading or strategies in general) are considered confidential information and may, in some instances, be considered material, nonpublic information.  One example of this might be a planned significant investment by Alambic on behalf of a Client in a public company that might materially affect that company's share price.

Be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers, but also to Alambic's planned trades and strategies, and Client securities holdings and transactions.

What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace.  For example, information is public after it has become available to the general public through the

Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Alambic (“Client Accounts”), you must determine whether you have access to material, nonpublic information.  If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to the CCO.

•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the Firm.

•	Do not communicate the information inside or outside the Firm, other than to the CCO or, in her absence either the CEO or President/CRO.

•	After the CCO has reviewed the issue, the Firm will determine whether the information is material and nonpublic and, if so, what action the Firm will take.

You should consult with the CCO before taking any action.  This high degree of caution will protect you, our Clients, and the Firm.

Contacts with Public Companies

On rare occasions, contacts with public companies may represent a part of our research efforts.  The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information.  Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Alambic or other person subject to this Code becomes aware of material, nonpublic information.  This could happen, for example, if a public company’s Chief Financial Officer prematurely disclosed quarterly results to an employee, or an investor relations representative made selective disclosure of adverse news to a handful of investors.  In such situations, Alambic must make a judgment as to its further conduct.  To protect yourself, our Clients and the Firm, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons:   First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases).  Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either.  Alambic's supervised persons and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer and immediately inform the CCO.

Restricted/Watch Lists

Although Alambic does not anticipate that it will receive confidential information from portfolio companies, it may, if it receives such information, take appropriate procedures to establish restricted or watch lists in certain securities.

Although a restricted list will not generally be maintained, the CCO may place certain securities on a “restricted list" for any number of reasons.  Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed on the restricted list.  Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list.   The CCO will take steps to inform all supervised persons of the securities listed on the restricted list, which will be maintained on the Compliance11 system available to all employees.

Although also unanticipated for the most part, the CCO on occasion may place certain securities on a “watch list.”  Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list.  The list will be disclosed only to the CCO and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.  Requested pre-clearances to trade in these securities by employees may or may not be approved depending on the particular circumstances involved.

Personal Securities Transactions

General Policy

Alambic has adopted the following principles governing personal investment activities by its supervised persons (currently all employees):

•	The interests of Client Accounts will at all times be placed first;

•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest, or any abuse of an individual’s position of trust and responsibility; and

•	Employees must not take inappropriate advantage of their positions.

These procedures apply, as noted above in the Standards of Business Conduct Section, to all brokerage accounts in which a supervised person has a beneficial interest in, or accounts over which the supervised person exercises control, as well as transactions by members of the supervised person’s immediate family living in the same household.  Likewise, all transactions in a reportable security also fall within the scope of these procedures.

Disclosure of Brokerage Accounts

All brokerage accounts falling within the scope of this policy must be disclosed to and approved by the CCO, CEO or President (or their designee) on the Compliance11 system or by hard copy format.  Either monthly or quarterly (as applicable and provided by each brokerage firm to the supervised person) statements should be either uploaded manually onto Compliance11's system (or automatically via Compliance11's automated system) on a timely basis after the supervised person receives such statements.  This includes brokerage accounts that are managed on a discretionary basis. In certain circumstances where it is burdensome to upload statements, hard copies of brokerage accounts may be supplied to Compliance and maintained in the office.  See, below, under “Compliance Procedures” for additional information on quarterly and annual reporting requirements.

Exception to Reporting Requirements

As noted below under “Compliance Procedures,” supervised persons are not required to submit transaction reports with respect to:  (i) securities held in accounts over which the supervised person has no direct or indirect influence or control, or (ii) transactions effected pursuant to an automatic investment plan.   Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception.  In making this determination, the CCO may ask for supporting documentation, such as a copy of the automatic investment plan, a copy of the discretionary account management agreement and/or a written certification from an unaffiliated investment adviser, as well as copies of brokerage statements.

Pre-Clearance Required for Certain Trades

Generally, trades in US equity securities must be pre-cleared through the Compliance11 system by the CCO or CEO.  The CCO’s US equity securities trades may be cleared by either the CEO or President.  Clearance is generally valid for 24 hours unless otherwise noted.  In certain instances where the Compliance11 system is inoperative, or it is not expedient to give written clearance for a requested trade, Compliance or CEO may give oral approval, provided that the oral approval is then noted on the exception report in the Compliance11 system or approved via email.

Due to the nature of the securities Alambic trades for its Clients, Alambic currently excludes from the preclearance requirement all trades in the following:  any financial or utility market sector securities, mutual funds and ETFs, government or municipal securities, bonds or other fixed income securities, money market accounts, commodities, currency-based securities, and any foreign securities not traded on the US exchanges.  This policy may change in the future as Alambic's investments change.

Employees who use manual uploading of trades and account statements onto the Compliance11 system are expected, on a timely basis, to fill in price and execution data onto the system, as well as upload the relevant confirmation documents after executing a trade.

Pre-Clearance Required for Participation in IPOs

No employee shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of the CCO (or her designee) who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the employee’s activities on behalf of a Client) and, if approved, will be subject to continuous monitoring for possible future conflicts.  These written approvals may be maintained on the Compliance11 system or otherwise as determined by the CCO.

Pre-Clearance Required for Private or Limited Offerings

No employee shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the CCO or CEO (or any other designee they may appoint) who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the employee's activities on behalf of a Client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Blackout Periods

No employee shall purchase or sell, directly or indirectly, any security on a day during which any Client has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn, unless that order is determined to be immaterial in light of the security's trading volume and the size of the trades involved.  Exceptions will be noted in the trading preclearance files.

Interested Transactions

No employee shall recommend any securities transactions for any Client without having disclosed to Alambic his or her interest, if any, in such securities or the issuer thereof, including without limitation:

•	Any direct or indirect beneficial ownership of any securities of such issuer;
•	Any contemplated transaction by such person in such securities;
•	Any position with such issuer or its affiliates; and
•	Any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

For purposes of this section, any position either uploaded onto the Compliance11 system or included in hard-copy statements provided to the Firm shall be deemed disclosed positions.

Short-Term Trading Profits

For securities held in Client accounts, no employee shall profit from the purchase and sale, or sale and purchase, of the same securities of which such person has beneficial ownership within 30 calendar days unless prior approval is obtained.  The purpose of this rule is twofold:  First, effectively to eliminate the opportunity for an employee to profit inappropriately from any small and transient market impacts that may result from Alambic’s trading; second, to prevent employees from becoming distracted from their employment duties by day-trading.

Front-Running

No employee shall trade in a security if they have knowledge of an impending trade in the same security to be made on behalf of a Client account.

Political Donations and Pay-to-Play Rules

General Policy

Employees are required to disclose all political donations and obtain prior approval for political donations totaling in the aggregate for each election over $350 to any one official for whom an employee is entitled to vote, and $150 for any official for whom an employee is not entitled to vote.

Pay-to-Play Rules

In July 2010, the SEC adopted Rule 206(4)-5 to the Investment Advisers Act of 1940, which governs so-called "pay to play" practices in which investment advisers (or their “covered associates”) make campaign contributions to elected officials to influence the awarding of government business to the adviser.  The rule is intended to combat pay-to-play arrangements in which advisers are chosen based on their campaign contributions to political officials rather than on merit.  The rule applies to all SEC registered investment advisers and non-SEC advisers who currently provide, or seek to provide, investment advisory services to state or local government entities,1 including, if applicable, state or local government entities that invest in pooled investment vehicles2 advised by the investment adviser.

The centerpiece of the rule prohibits an investment adviser from accepting compensation from a government source (such as a pension plan) for two years following certain triggering contributions by the adviser or any of its “covered associates” to any elected official who, on behalf of that government source, can influence the hiring of, or is directly or indirectly responsible for hiring, the investment adviser – or has the authority to appoint such a person.3

The two year time out applies regardless of whether the adviser is aware of the triggering contribution.  So even if a covered associate fails to inform the investment adviser of a donation to a candidate, the adviser will be prevented from accepting any compensation of any government source directly or indirectly controlled by that candidate for two years following that donation.  This does not mean the adviser cannot manage funds for such a government source, only that it may not receive compensation for managing such funds.

“Covered associates” include:  (1) all partners, managing members or executive officers or individuals with similar status or function; (2) any employee who solicits a government entity for the adviser (and any person who directly or indirectly supervises such employee); and (3) any PAC controlled by the adviser or a covered associate.  A person’s activities, not their title, will determine whether they are a “covered associate” under this rule.  To avoid confusion and ensure we have complete information on any potential conflicts or constraints, Alambic currently treats all of its employees as “covered associates” for purposes of requiring pre-approval and disclosure of political donations and maintains records of all such donations.

Rule 206(4)-5 contains a “look back” provision under which advisers must look back in time to determine whether a covered associate has made a triggering contribution.  Contributions made by a covered associate who solicits clients for the adviser will be attributed to an adviser if those contributions were made within two years prior to the date the individual became a covered associate.  If a covered associate does not solicit clients for the advisers, the look back period is six months.   This look back period applies to contributions a covered associate made prior to joining an investment adviser.  Similarly, advisers must look forward with respect to contributions of former covered associates, regardless of whether that person is still employed by the adviser.  (If a former employee made a political contribution while still employed with Alambic, their donations made while an employee would continue to restrict Alambic’s ability to accept compensation from related government sources for the requisite period.)

[1]
Types of potential government investors can include not just a government entity or a pension plan for the entity itself, but also any investment option of a participant-directed plan or program of a government entity, including a college savings plan like a 529 plan and a retirement plan like a 403(b) or 457 plan.

[2]
Pooled investment vehicles include both private investment funds and registered investment companies that are an investment option for a participant-directed plan or program of a government entity, including a college savings plan like a 529 plan and a retirement plan like a 403(b) or a 457 plan.

[3]
Investment advisers are also prohibited from using third party solicitors who are not themselves “regulated persons” subject to the pay-to-play rules.  Bundling, or soliciting from a person or PAC contributions to officials of government entities to which the adviser seeks to provide investment advisory services, is also prohibited under this rule.

There are exceptions to the 2 year time out for de minimis contributions.  First, there is an exception for contributions of $350 or less per election, per covered associate, for any election in which that covered associate is entitled to vote (e.g., if the covered associate lives in the area where the official is running).  Any US resident, however, may make a de minimis contribution to a candidate for the US Presidency.   Second, the rule allows de minimis contributions of $150 or less per election, per covered associate for any election in which the covered associate is not entitled to vote (e.g., a California resident covered associate donating $150 to a candidate for Iowa governor).  For both de minimis exceptions, a covered associate can contribute separately up to the full amount in both the primary and general elections without triggering the time out.  Alambic requires documentation, and keep records, of all political contributions, regardless of amount, to ensure compliance with the pay-to-play rules, largely because contributions by more than one employee would be aggregated in determining whether the de minimis exemption applies in any given instance.

Record Keeping Requirements

There are enhanced record-keeping requirements under Rule 204-2 of the Advisers Act in connection with Rule 206(4)-5.  There are very specific requirements for registered advisers which provide advisory services to a government entity or covered entity in which a government entity invests.  All advisers (including those with no government clients or covered entities under Rule 206(4)-5) must keep a list of the names and business addresses of each “regulated person” to which or whom the adviser agrees to provide direct or indirect payment to solicit a government entity (e.g., solicitors or placement agents).  Alambic currently has no government or covered entity investments in the funds it manages and does not employ solicitors, so has no enhanced record-keeping obligations.

California and Other State Pay-to-Play Rules

In 2011, California amended and greatly expanded its laws governing “lobbyists” to cover the process by which investment managers and private investment funds obtain business from California state pension plans and third party investment managers who manage certain investment funds of which public pension funds are majority owners.  This new law, among other things, expands the definition of “placement agent” to include an investment adviser’s internal personnel and entities that are involved in soliciting or finding investment management business (including fund investments) from California state public retirement systems such as the California State Employees’ Retirement System (“CalPERS”), California State Teachers’ Retirement System (“CalSTRS”) and the University of California pension system.  Anyone falling within the category of the new definition of “placement agent” is now subjected to California’s state lobbyist regulatory regime, including registration requirements; gift, payment and contribution reporting requirements; and substantive limitations on gifts, payments and contributions, as well as contingent compensation.

The new state law also requires individuals and entities involved in soliciting or finding investments as to city or county public pension funds (such as the Marin County or San Francisco City Employee Retirement Systems)to comply with applicable local lobbyist ordinances as a matter of state law.  Such local lobbyist ordinances may require individuals who meet the local definition of a lobbyist to registration, reporting and substantive requirements and restrictions.  Both the local definitions of a lobbyist and such requirements vary considerably from jurisdiction to jurisdiction; not all cities and counties have local lobbying ordinances (San Bernardino is one that does not; while Oakland, Richmond and San Francisco do.  Supervised persons  should not initiate contact with any state or local public pension plans without informing the CCO in advance, so the CCO can determine whether Alambic must meet specific California state or local legal requirements.

The key exemption for our purposes to exempt Alambic employees from having to register as lobbyists with the State of California provides that “placement agents” do not include an investment manager’s internal personnel who spend at least one-third of their time during a calendar year “managing the securities or assets owned, controlled, invested or held by the manager.”  This exclusion does not necessarily apply to city or county lobbyist ordinances, but local lobbyist ordinances may (or may not) have other contact thresholds, exclusions or exemptions.

Internal Pension Plan Pay-to-Play Rules

In some instances, government pension groups and government employee associations have their own regulations concerning investment advisers.  CalSTRS, which provides retirement services to millions of public employees, has its own “pay-to-play” regulations, which impose an annual $1000 per candidate/$5000 aggregate limitation on political contributions by investment advisers to CalSTRS officers or employees, or candidates and holders of office for positions of Governor, Treasurer, and Controller, among others.  The Marin County Employees Retirement Association has similar regulations.  If we solicit any government pension plans, we should make certain we are aware of any internal guidelines or rules.

Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest.  Alambic has adopted the policies set forth below to guide employees in this area.

General Policy

Alambic's policy with respect to gifts and entertainment is as follows:

•	Employees should not accept or provide any gifts or favors that might influence the decisions you or the recipient make in business transactions involving Alambic, or that others might reasonably believe would influence those decisions;

•	Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

•	All gifts, payments of money, or anything of value made directly or indirectly by you to a labor organization or officer, agent, shop steward, or other representative or employee of any labor organization (including union officials serving in some capacity to a Plan) must be reported to the CCO. All items, regardless of the value must be reported. The following are examples of potentially reportable items:

▪	Meals
▪	Travel and lodging costs
▪	Bar bills
▪	Sporting event or theater tickets
▪	Sponsorship of union conferences or scholarship funds
▪	Donations for apprenticeship graduation dinners
▪	Hole sponsorships for gold tournaments
▪	Conferences or receptions attended by union officials and Alambic supervised persons, etc.

Reporting Requirements

Any employee who accepts, directly or indirectly, anything of value (other than de minimis gifts valued under $100) from any person or entity that does business with or on behalf of Alambic must log that information onto the Compliance11 gift tracking system on a timely basis and, for any one gift in excess of $500, obtain consent from the CCO, CEO or their designee before accepting such gift.

This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Alambic.

This gift reporting requirement is for the purpose of helping Alambic monitor the activities of its employees.  However, the reporting of a gift does not relieve any employee from the obligations and policies set forth in this Section or anywhere else in this Code.  If you have any questions or concerns about the appropriateness of any gift, please consult the CCO.

Political Donations

All employees must disclose all political donations and obtain prior approval from the CCO, CEO or President for all political donations totaling in the aggregate for each election over $350 to any one official for whom an employee is entitled to vote, and $150 for any official for whom an employee is not entitled to vote.  Political donations should be recorded on the Compliance11 system within seven days of making the donation.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of Alambic's investment advisory activities, the Firm gains access to non-public information about its Clients (the Funds and the other accounts Alambic advises) and the investors in the Funds for which it provides investment management services.  Such information may include a person's or entity's status as a Client, the identity of a partner or investor in a Client, personal or entity financial and account information, the allocation of assets in a Client portfolio, the composition of investments in any Client portfolio, information relating to services performed for or transactions entered into on behalf of Clients, advice provided by Alambic to Clients, and data or analyses derived from such non-public personal information (collectively referred to as “Confidential Client Information”).  All Confidential Client Information, whether relating to Alambic's current or former Clients or their investors, is subject to the Code's policies and procedures.  Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding Alambic's Clients is confidential.  Information may only be disclosed when the disclosure is consistent with the Firm's policy and the Client's direction.  Alambic does not share Confidential Client Information with any third parties, except in the following circumstances:

•	As necessary to provide service that the Client requested or authorized, or to maintain and service the Client's account. Alambic will require that any financial intermediary, agent or other service provider utilized by Alambic (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Alambic only for the performance of the specific service requested by Alambic;

•	As required by regulatory authorities or law enforcement officials who have jurisdiction over Alambic, or as otherwise required by any applicable law. In the event Alambic is compelled to disclose Confidential Client Information, the Firm shall provide prompt notice to the Clients affected, so that the Clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Alambic shall disclose only such information, and only in such detail, as is legally required; and

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All employees are prohibited, either during or after the termination of their employment with Alambic, from disclosing Confidential Client Information to any person or entity outside the Firm, including family members, except under the circumstances described above.  An employee is permitted to disclose Confidential Client Information only to such other employees who need to have access to such information to deliver services to Alambic's Clients.

Employees are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Alambic, must return all such documents to Alambic and must certify in writing to the CCO that they have not retained any documents or information concerning Confidential Client Information.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information

Alambic enforces the following policies and procedures to protect the security of Confidential Client
Information:

•	The Firm restricts access to Confidential Client Information to those employees who need to know such information to provide Alambic's services to Clients;

•	Any employee who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a closed compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

•	Any conversations involving Confidential Client Information, if appropriate, must be conducted by employees in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

Alambic and all supervised persons are expected to comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person Clients.  "Nonpublic information," under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information.  Personally identifiable financial information is defined to include information supplied by individual Clients, information resulting from transactions, any information obtained in providing products or services.  Pursuant to Regulation S-P, Alambic has adopted these policies and procedures to safeguard the information of natural person Clients.

Enforcement and Review of Confidentiality and Privacy Policies

The CCO is responsible for reviewing, maintaining and enforcing Alambic's confidentiality and privacy policies, as well as conducting appropriate employee training to ensure adherence to these policies.  Any exceptions to this policy require the CCO's written approval.

Outside Business Interests

Alambic places great importance on avoiding any potential conflicts of interest with its Clients or investors in the Funds it manages.  Conflicts of interest may take various forms:

1)	A direct conflict of interest between your activities and the interests of the Firm or any one or more of its Clients (or potential Clients);

2)	The possibility of a connection likely involving future conflicts of interest; and

3)	The perception of a circumstance creating the appearance of a conflict (even if an actual one does not exist).

As such, we require all employees, as well as any household members, to disclose and obtain pre-clearance from the CCO or CEO prior to initiating any outside business relationships, including employment, consulting, board membership, and volunteer work.  This applies to both privately held and public companies, as well as individuals with whom you may have a business relationship. This policy also includes both paid and unpaid services.

The decision to approve or disapprove employee/officer outside business interests will be based upon a determination whether such relationship or position would be consistent with the interests of Alambic's Clients and the appearance or existence of a conflict.  For example, approvals would generally not be given to outside business relationships involving a competitor or potential investor.   Where an outside business interest is approved for any entity that could present a conflict of interest, Alambic will implement, if needed, a “Chinese Wall” or other appropriate procedure, to isolate such person from making decisions relating to that company’s securities.

To apply for approval for an outside business interest, sign on to the Compliance11 website at
www.compliance11.com and fill out an Outside Business Interests request form.   You may obtain permission through the Compliance11 system or through a discussion with the CCO or CEO, but it is your responsibility to ensure that each outside business interest is logged onto the Compliance11 system with all appropriate details.  Failure to do may result in discipline or termination.

Compliance Procedures

Employee/Supervised Person Reportable Transactions

Employee brokerage accounts loaded onto the Compliance11 system using their automated process will have all reportable transactions automatically reported for the Firm's records.  For those brokerage accounts for which manual uploading onto the Compliance11 system is done, employees are expected to upload monthly or quarterly statements as they become available from the brokerage firm.  For all brokerage accounts and securities transactions that are not loaded (either automatically or manually) onto the Compliance11 personal trading system, every employee shall provide initial and annual holdings reports and quarterly transaction reports to the CCO, which must contain the information described below.  It is Alambic's policy that each employee must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to the CCO if that is not already arranged via the Compliance11 system.

Quarterly Transaction Reports for Trades/Accounts Not on Compliance11 System

Upon starting employment with Alambic, every employee must disclose all reportable transactions and brokerage accounts, and provide Alambic with copies of all brokerage statements.  Every employee must, after the end of each calendar quarter, also either:

1)	Confirm via the quarterly affirmation process that they have disclosed all brokerage accounts and reportable securities transactions on the Compliance11 system, or provided electronic or paper copies of all brokerage statements (see, “Certification,” below, for details); or

2)	File a quarterly transaction report containing the information listed below if any transactions were not already captured in the Compliance11 employee personal trading platform. It is generally expected that all reportable transactions will be entered in Compliance11, with the exception of foreign or unlisted reportable securities.

With respect to any transaction during the quarter in a reportable security in which the supervised person(s) had any direct or indirect beneficial ownership:

•	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the reportable security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through whom the transaction was effected; and

•	The date the report is submitted by the supervised person.

Exempt Transactions

An employee need not submit a holdings report with respect to:

•	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;

•	Transactions effected pursuant to an automatic investment plan; and

•	A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Alambic holds in its records or in the Compliance11 personal trading system, provided the Firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Monitoring and Review of Personal Securities Transactions

The CCO or her designee will monitor and review all reports required under the Code for compliance with Alambic's policies regarding personal securities transactions and applicable SEC rules and regulations.  The CCO may also initiate inquiries of employees regarding personal securities trading. Employees are required to cooperate with such inquiries and any monitoring or review procedures employed by Alambic.  Any transactions for any accounts of the CCO will be reviewed and approved by the CEO or President.  The CCO shall at least annually identify all employees who are required to file reports pursuant to the Code and will inform such employees of their reporting obligations.

Certification

Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to the CCO that they have:

1.	received a copy of the Code;
2.	read and understand all provisions of the Code;
3.	agreed to abide by the Code; and
4.	reported all account holdings as required by the Code.

This can be done on the Compliance11 system, which will maintain copies of all certifications. Alternatively, in some instances, written certifications may be permitted or requested.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to the CCO in writing
(and/or electronically via the Compliance11 system) that they have:

1.	Received a copy of the amendment;
2.	Read and understood the amendment; and
3.	Agreed to abide by the Code as amended.

Annual Certification

All supervised persons must annually certify in writing to the CCO that they have:

1.	Read and understood all provisions of the Code;
2.	Complied with all requirements of the Code; and
3.	Submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.

Records

The CCO shall maintain and cause to be maintained in a readily accessible place, primarily the Compliance11 system, the following records4 or information:

•	A copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

•	A record of any violation of Alambic's Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a covered person (currently all employees) which shall be retained for five years after the individual ceases to be a covered person of Alambic;

•	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

•	A list of all persons who are, or within the preceding five years have been, access persons; and

[4]	Records will be maintained as required by Rule 204-2(a)(12) under the Adviser’s Act and Rules 17f-1(f) and 31a-1(f) under the 1940 Act.

•	A record of any decision and reasons supporting such decision to approve a covered person's acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Reporting Violations and Sanctions

All supervised persons shall promptly report to the CCO, CEO, President or an alternate designee all apparent or suspected violations of the Code.  Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

The CCO shall promptly report to senior management all apparent material violations of the Code.  When the CCO finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, she may, in her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed.  Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the Firm.

Reports to Fund Clients

Alambic shall furnish to the board of directors/trustees of each mutual fund for which it acts as an adviser or sub-adviser, at the direction and timing specified by such boards, but no less frequently than annually, a written report that (i) describes an issues affecting mutual fund arising under this Code or related procedures since the last report, including, but not limited to, information about material violations of this Code or such procedures and the sanctions imposed; and (ii) certifies that Alambic has adopted procedures reasonably necessary to prevent its supervised persons from violating this Code.